# MERCK & CO, INC.
# EXECUTIVE
# INCENTIVE PLAN

Amended and Restated as of January 1, 2025

I.INTRODUCTION
The Plan is designed to provide for awards to selected salaried employees in managerial or other important positions, who, individually or as members of a group, contribute in a substantial degree to the success of the Company, and who are in a position to have a direct and significant impact on the growth and success of the Company, thus affording to them a means of participating in that success and an incentive to contribute further to that success. This amendment and restatement of the Plan is effective as of January 1, 2025. Unless otherwise defined herein, capitalized terms in this Plan have the meanings set forth in Section X.
II.ADMINISTRATION
The Plan shall be administered by the Committee. The Committee may, by majority vote, establish the Administrative Regulations it deems necessary for the proper administration of the Plan and make such determinations and take such action in connection with or in relation to the Plan as it deems necessary. Each determination made by the Committee shall be final, binding and conclusive for all purposes and upon all persons.
III.ELIGIBILITY
A.Generally. Only those Employees who are Section 16 Officers are eligible to participate in the Plan.
B.New Hires. An Employee newly hired or rehired during the Plan Year must be actively employed on or before October 1 of the Plan Year to be a Participant with respect to such Plan Year. An Employee newly hired or rehired after October 1 of the Plan Year is not eligible to be a Participant with respect to such Plan Year. If an Employee is rehired, such Employee’s eligibility to participate in the Plan is based on such Employee’s date of rehire and does not include prior service in the same Plan Year.
C.Promotions. An Employee who becomes a Section 16 Officer due to a promotion during the Plan Year is eligible to receive a prorated EIP Award based on the time such Employee is active at each of the Employee’s applicable bonus target and annual salary levels during the Plan Year. If an Employee is a Participant as of the end of the Plan Year, such Employee’s annual cash incentive payment for the Plan Year will be paid under the Plan (i.e., any incentive payment will not be split between the Plan and any other annual bonus plan of the Company, a Subsidiary or affiliate).
D.Leaves of Absence. Subject to applicable law, the Committee may determine the effect of any leave of absence on an Employee’s eligibility for an EIP Award and the amount of any EIP Award in its discretion.
E.Termination of Employment; Ceasing to be a Section 16 Officer. Except as otherwise determined by the Committee in its discretion (including pursuant to Administrative Regulations), an individual must be an Employee and a Section 16 Officer on December 31 of a Plan Year to be eligible for an EIP Award. Notwithstanding anything contained in the Plan to the contrary, if a Participant’s employment is terminated by the Company, a Subsidiary, or affiliate for cause after the end of a Plan Year but before the payment of an EIP Award, the Committee may cause the Participant to forfeit all or a portion of such EIP Award. Whether the Participant’s employment is terminated for cause and the amount of EIP Award forfeited will be determined by the Committee in its discretion.
IV.AWARD DETERMINATION
A.EIP Target. A Participant’s target award under the Plan (such Participant’s “EIP Target”) will be a percentage of EIP-Eligible Pay, as determined by the Committee each Plan Year.
B.Company Scorecard. A Participant’s EIP Award will be determined based on achievement of the Company’s performance objectives, as reflected in the Company Scorecard. The Company Scorecard will be expressed as a percentage, ranging from 0% to 200%, provided that the Company Scorecard must equal at least 50% before any EIP Awards will be paid for a Plan Year. The Committee may adjust the Company Scorecard based on compliance, health, safety outcomes, and any other factors deemed appropriate by the Committee.
C.Individual Performance. EIP Awards for the Chief Executive Officer of the Company and Executive Team members will not be subject to an individual performance modifier. The Committee may apply an individual performance modifier in determining the EIP Award of any other Participant, based on the recommendation of such Participant’s manager during the Company’s compensation planning process and any other factors deemed appropriate by the Committee.
D.EIP Award Calculation. A Participant’s EIP Award for a Plan Year will be determined by multiplying such Participant’s EIP-Eligible Pay (as of December 31 of the Plan Year), EIP Target for the Plan Year, the Company Scorecard result, and, if applicable, the individual performance modifier.
E.Proration. If a Participant transfers during the Plan Year between two positions that are eligible under the Plan or a Participant’s EIP Target changes during a Plan Year, such Participant’s EIP Award will be based on the number of days worked at each EIP Target and the Participant’s EIP-Eligible Pay as of the last day at each applicable EIP Target during the Plan Year.
F.Committee Discretion. Notwithstanding anything herein to the contrary, the Committee may increase or decrease a Participant’s EIP Award in its discretion.
V.TIME AND FORM OF PAYMENT
A Participant may elect, subject to the approval of, and within limits established by, the Committee, to designate all or any portion of an EIP Award as a “Deferred Award” as defined under the Merck & Co., Inc. Deferral Program (the “Deferral Program”). Such election shall be subject to the requirements for deferral set forth in the Deferral Program and pursuant to the requirements, if any, of Section 409A of the Code. Any portion of a Participant’s EIP Award which is not so deferred shall be paid no later than March 15 of the year following the Plan Year for which the EIP Award is paid. Each EIP Award will be paid in cash.
VI.RECOUPMENT; OFFSET
A.Recoupment. EIP Awards are subject to the Company’s right to reclaim benefits for compliance violations or in the event of a restatement of financial results pursuant to the processes described in the “Policy and Procedures for Discretionary Recoupment of Compensation for Compliance Violations” and the “Policy and Procedures for Recoupment of Incentive-Based Compensation” (or any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time).
B.Offset. The Company may offset against any payments to be made to a Participant or his/her beneficiary under this Plan any amounts owing to the Company, its Subsidiaries or affiliates from the Participant for any reason.
VII.GOVERNING LAW; SEVERABILITY
A.Governing Law. The Plan and all rights thereunder shall be governed and construed in accordance with the laws of the state of New Jersey, wherein venue shall lie for any dispute arising hereunder. This Plan shall also be subject to all applicable non-U.S. laws as to Participants employed by Subsidiaries or affiliates located outside of the United States.
B.Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
VIII.PLAN AMENDMENT, SUSPENSION OR TERMINATION
Each of the Board of Directors of the Company and the Committee has the right by resolution to amend, suspend, or terminate the Plan at any time.

IX.GENERAL PROVISIONS
A.Tax Withholding. All EIP Awards are subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements. Each Participant will bear the cost of any taxes not withheld on payments provided under the Plan, regardless of whether withholding is required.
C.Code Section 409A. Payments under the Plan are intended to be exempt from, or comply with, Section 409A, and the Plan will be interpreted to achieve this result. If an EIP Award is subject to Section 409A, any payment to a Participant who is a “specified employee” (within the meaning of Section 409A) of the Company or any Subsidiary or affiliate and that is payable upon such Participant’s “separation from service” (within the meaning of Section 409A), shall not be made before the date that is six months after the Participant’s separation from service, to the extent required to avoid the adverse consequences of Section 409A. Nothing in the Plan shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) to the Company or to any other individual or entity, and the Company shall have no liability to a Participant, or any other party, if an EIP Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant.
B.No Rights to Assets. Benefits under the Plan will be paid from the Company’s general assets. Participation in the Plan does not create, in favor of any Employee, any right or lien in or against any asset of the Company. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and an Employee or any other person. The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Employee, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.
C.No Right to Transfer Interest. EIP Awards are not transferable by a Participant except upon a death by will or the laws of descent and distribution and will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action will be void.
D.No Employment Rights. Neither the action of the Company in establishing the Plan nor any action taken by it or by the Committee under the provisions hereof, nor any provision of the Plan, shall be construed as giving to any Employee the right to be retained in the employ of the Company, its Subsidiaries or affiliates.
E.Effect on Other Employee Benefit Plans; Nonduplication. Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for its employees or other service providers; provided, however, that no other annual incentive cash payment shall be made under another incentive plan or arrangement of the Company or its Subsidiaries or affiliates in addition to payment under this Plan, unless expressly stated under the terms of such other arrangement. The value of any EIP Award shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary or affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.
F.Headings. The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.
X.TERMS
The following words and phrases used herein have the meanings set forth below:
A.“Administrative Regulations” means any procedures and regulations established by the Committee pursuant to Section II hereof for the purpose of administering the Plan.
B.“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

C.“Committee” means the Compensation and Management Development Committee of the Board of Directors of the Company.
D.“Company” means Merck & Co., Inc. or any successor thereto.
E.“Company Scorecard” means the Company’s overall performance, based on the performance objectives established by the Committee.
F.“EIP Award” means an award under the Plan.
G.“EIP-Eligible Pay” means a Participant’s annual base salary, as reflected in the Company’s books and records.
H.“Employee” means any salaried employee of the Company, a Subsidiary or an affiliate, whether full-time or part-time and whether or not an officer or director, excluding, however, any temporary employee or any person serving the Company only in the capacity of director. An “Employee” does not include any person who is an independent contractor, or agrees or has agreed that he/she is an independent contractor, or has any agreement or understanding with the Company, Subsidiary or an affiliate that he/she is not an employee or an eligible employee, even if he/she previously had been an employee or eligible employee or is employed by a temporary or other employment agency, regardless of the amount of control, supervision or training provided by the Company, Subsidiary or an affiliate, or he/she is a “leased employee” as defined under section 414(n) of the Code, as amended. Such a person is not eligible to participate in the Plan even if a court, agency or other authority rules that he/she is a common-law employee of the Company, a Subsidiary or an affiliate.
I.“Executive Team” means the Executive Team of the Company, as reflected in the Company’s books and records.
J.“Participant” means an Employee who is a Section 16 Officer eligible to participate in the Plan pursuant to Section III hereof.
K.“Plan” means this Merck & Co., Inc. Executive Incentive Plan, as amended from time to time.
L.“Plan Year” means the calendar year.
M.“Section 16 Officer” means an officer designated by the Company as such for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.
N.“Section 409A” means Section 409A of the Code.
O.“Subsidiary” means any corporation, domestic or foreign (other than the Company), 50% or more of the total voting power of which is held by the Company and/or a Subsidiary or Subsidiaries.
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